UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 2, 2005 (February 24, 2005)

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 -7685	95-1492269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Orange Grove Boulevard Pasadena, California	91103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Business Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 24, 2005, the Compensation and Executive Personnel Committee (the “Committee”) of the Board of Directors approved the following executive compensation arrangements:

(a) Annual Bonus Plan - 2005

The Committee established the following performance measures for executive officers, other officers and designated employees of the Company for 2005 under both the Senior Executive Leadership Compensation Plan and the Executive Leadership Compensation Plan: earnings per share and return on total capital for those participants who are measured on Company performance, and sales, economic valued added and net income for those participants who are measured on business unit performance. Bonuses are calculated as a percentage of base salary in effect at the end of the year. Participants in the Plans may receive a bonus if the Company meets threshold, target or maximum performance objectives, as established by the Committee.

(b) Amended and restated Executive Leadership Compensation Plan (“ELCP”)

The Committee approved an amendment to the ELCP, under which the maximum annual bonus payment, attributable to the financial performance of the Company or business unit, is two hundred percent of the participant’s target bonus opportunity times the participant’s base salary in effect at the end of the year.

(c) Amended and restated Employee Stock Option and Incentive Plan (“ESP”)

The Committee approved amendments to the ESP, including an increase of four and a half million in the number of shares of common stock authorized for issuance to employees and an aggregate limit of three hundred thousand on the number of shares represented by restricted stock and restricted stock units that may be awarded under the ESP. The ESP will be submitted to the Company’s stockholders for approval at the annual meeting on April 28, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Dated: March 2, 2005

AVERY DENNISON CORPORATION

By:	/s/ Robert G. van Schoonenberg
Robert G. van Schoonenberg
Executive Vice President, General Counsel
and Secretary